Exhibit 99.1

For additional information contact:

Richard S. DeRose (703) 293-7901

For release: August 13, 2007 at 9:00 a.m.

Information Analysis Inc. Reports Second Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (OTCBB: IAIC) reported results for the second quarter ended June 30, 2007. Revenues were $2,557,000 compared to $2,569,000 reported in 2006’s second quarter. The Company reported net income of $17,000, or $0.00 per share, compared to net income of $154,000, or $0.01 per share in 2006’s second quarter. IAI reported revenue of $5,162,000 for six months ending June 30, 2007, compared to $4,883,000 reported for the same period in 2006. Net income for the first six months of 2007 was $112,000, or $0.01 per share, versus net income of $239,000, or $0.02 per share, in the comparable 2006 period.

“Although revenues have increased year-to-date, profitability this quarter was lower than expected,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “The Company experienced lower profitability than last year because of an increase of operating expenses, some of which were additional infrastructure support to meet public reporting requirements, increased recruiting costs for cleared people, and additional stock incentives for key employees. However, I don’t believe that second quarter profitability is indicative of the rest of the year. Based on business already signed, there should be significant improvement in third and fourth quarters. The Company is continuing the active pursuit of the conversion and system modernization business in addition to developing business opportunities in the area of Web applications. We now are working on a number of bid opportunities for new business and additional add-on business to existing contracts, which are expected to be awarded and started during the later part of the year.

“We continue to pursue merger and acquisition opportunities to expand our business base.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. These include the failure to obtain sufficient contracts, and to profitably complete those contracts. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2006 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Second Quarter Results

August 13, 2007

Information Analysis Incorporated

Condensed Income Statements

	Three months ended June 30,
(in thousands, except per share data; unaudited)	2007	2006
Sales:
Professional fees	$1,777	$2,299
Software sales	780	270

Total sales	2,557	2,569
Cost of goods sold and services provided:
Cost of professional fees	1,363	1,703
Cost of software sales	641	225

Total cost of sales	2,004	1,928

Gross margin	553	641
Operating expenses:
Selling, general and administrative	542	489

Operating income	11	152
Other income	6	2

Income before income taxes	17	154
Provision for income taxes	—	—

Net income	$17	$154

Comprehensive Income	$17	$154

Net income per share:
Basic and diluted	$0.00	$0.01

Shares used in calculating earnings per share:
Basic	11,196,760	11,035,507
Diluted	11,398,487	11,504,714

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Information Analysis Reports Second Quarter Results

August 13, 2007

Information Analysis Incorporated

Condensed Income Statements

	Six months ended June 30,
(in thousands, except per share data; unaudited)	2007	2006
Sales:
Professional fees	$3,677	$4,495
Software sales	1,485	388

Total sales	5,162	4,883
Cost of goods sold and services provided:
Cost of professional fees	2,821	3,454
Cost of software sales	1,182	295

Total cost of sales	4,003	3,749

Gross margin	1,159	1,134
Operating expenses:
Selling, general and administrative	1,059	898

Operating income	100	236
Other income	12	3

Income before income taxes	112	239
Provision for income taxes	—	—

Net income	$112	$239

Comprehensive Income	$112	$239

Net income per share:
Basic and diluted	$0.01	$0.02

Shares used in calculating earnings per share:
Basic	11,196,760	10,890,164
Diluted	11,401,905	11,399,119

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Information Analysis Reports Second Quarter Results

August 13, 2007

Information Analysis Incorporated

Condensed Balance Sheets

	As of June 30, 2007	As of December 31, 2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$921	$808
Accounts receivable, net	1,843	1,758
Prepaid expenses	319	382
Note receivable	116	116
Other assets	4	4
Other receivables	4	6

Total current assets	3,207	3,074
Fixed assets, net	69	67
Other assets	9	9

Total assets	$3,285	$3,150

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$668	$644
Deferred revenues	356	513
Accrued payroll and related liabilities	293	265
Other accrued liabilities	151	53

Total liabilities	1,468	1,475

Common stock, par value $0.01, 30,000,000 shares authorized; 12,839,376 shares issued, 11,196,760 outstanding at June 30, 2007, and at December 31, 2006	128	128
Additional paid in capital	14,516	14,486
Accumulated deficit	(11,897)	(12,009)
Less treasury stock; 1,642,616 shares at cost at June 30, 2007, and at December 31, 2006	(930)	(930)

Total stockholders’ equity	1,817	1,675

Total liabilities and stockholders’ equity	$3,285	$3,150